Exhibit 10.4

[One Hundred Rupees India Non Judicial stamp]

MASTER SERVICE AGREEMENT

THIS AGREEMENT IS MADE AT NOIDA ON THIS 20th DAY OF DECEMBER 2010

BY AND BETWEEN

TV18 Home Shopping Network Limited, a Company incorporated under the Companies Act, 1956 having their registered office at 503,504 & 507, 5th Floor, Mercantile House, 15, Kasturba Gandhi Marg, New Delhi—110 001 and Corporate Office at_7th Floor, FC-24, Sector 16A, Film City, Noida—201 301 and represented by its Director, Mr. Raman Gulati (hereinafter referred to as “HS18”, which expression shall, unless it be repugnant to the subject or content thereof include its successors and permitted assigns) of the FIRST PART

AND

iEnergizer IT Services Private Limited, a company incorporated under the Companies Act 1956 and having its registered office at B44 Malcha Marg, Chankya Puri, New Delhi India and corporate office at A-37 Sector 60, Noida and represented by its Managing Director, Mr. Adarsh Kumar (hereinafter referred as “iEnergizer” which expression shall, unless it be repugnant to the subject or content thereof include its successors and permitted assigns) of the OTHER PART

(herein after collectively referred to as “Parties” and individually as “Party”)

WHEREAS

HS18 is a company carrying on business of providing a marketing & distribution platform for showcasing products and services to viewers/visitors through various mediums i.e. television, internet, direct marketing, catalogue, etc.

iEnergizer is a Business Process Outsourcing company, engaged in providing IT enabled services, including but not limited to Data processing and provides inbound and outbound calling services to its various clients.

HS18 is interested in non-exclusively availing certain services offered by iEnergizer. HS18 intends to utilize Inbound/Outbound Teleservices/Web-based Services in India.

iEnergizer has offered the above mentioned services (hereinafter referred to as “the Services”) from its operational center in Noida. Based on such representation by iEnergizer that it will provide high quality standards for its services, HS18 has agreed to take the services of iEnergizer.

It is considered expedient by both “iEnergizer” as well as “HS18” that the terms and conditions for the engagement of “iEnergizer” by “HS18” should be reduced in writing and embodied in this agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH, AND THE PARTIES AGREE TO AS FOLLOWS:

Article 1

The Services

1.1	This Agreement sets forth the only terms and conditions under which HS18 shall purchase from iEnergizer the services as set forth in Statement of Work (“SOW”), unless an appropriate Addendum to this Agreement is executed in writing, by both parties in keeping with the terms contained herein. The terms and conditions of this Agreement shall apply to all HS18 SOWs that HS18 may issue for the purchase of Services from time to time.

1.2	In pursuance of the services, HS18 shall from time to time issue to iEnergizer SOW for purchase of specific services.

1.3	iEnergizer shall comply with the instructions provided by HS18 from time to time relating to the performance of the Service, duties, and obligations under this Agreement. The Services rendered by iEnergizer shall be subject to regular review by HS18 and its decision as to the quality thereof shall be final and absolute.

1.4	iEnergizer and all persons engaged by iEnergizer shall abide by the rules of HS18 relating to security rules, guidelines, policies & procedures, throughout the entire period of performance of the services.

1.5	iEnergizer agrees that before deployment of any person by Second Party to perform the Services of HS18, iEnergizer shall ensure that such person/(s) shall abide by applicable security rules, guidelines, policies & procedures of HS18. All hiring, and reassigning of employees, will be undertaken as per mutual agreements from time to time or as defined in individual SOWs.

Article 2

Fees

2.1.	In consideration of the Services of First Party, iEnergizer shall raise an invoice for the Services carried out as per the details enumerated in SOWs at the end of every calendar month with the approved monthly HS18 Timesheet by the appropriate authority. HS18 shall pay to iEnergizer in respect of Services rendered as per SOWs and on such fees and charges as enumerated in it. The Fee shall be inclusive of all expenses, charges and retroactive adjustments, as per the agreed Schedule of Charges, which may be incurred by iEnergizer during and with regard to the rendering of the Services.

2.2.	iEnergizer hereby undertakes that it shall not claim any additional cost or expenses from HS18 other than those stated in SOWs.

2.3.	iEnergizer shall raise its invoices as per the details enumerated in SOWs.

2.4.	The payment of the invoice shall be made by HS18 within 30 days from the date of receipt of the final invoice by HS18.

2.5.	In case of any discrepancy in the invoice, HS18 shall within 10 days of receipt of such invoice give notice in writing to iEnergizer of its reservations/discrepancy thereon to enable iEnergizer to provide the clarification of the same or to remove such error. In case iEnergizer is not able to give a satisfactory reply to HS18 or remove any such error within 15 days thereafter, HS18 shall have the unilateral right to withhold the invoice payment to iEnergizer or deduct the corresponding amount from such invoice. The Parties shall endeavor to amicably resolve any such dispute through mediation. In the event that the amount invoiced by iEnergizer and disputed by HS18 is found not to be payable by HS18 to iEnergizer on resolution of dispute, iEnergizer would reissue the invoice with agreed amount only or cancel the said invoice, or arrange a Credit Note of the value of the mutually agreed adjustment. However the undisputed amount will be paid on time to avoid any disruption

2.6.	The Payments made by HS18 to iEnergizer as per this agreement shall be made subject to deduction of withholding of all applicable taxes, for the time being in force.

Article 3

Representations and Warranties of the Service Provider

3.1	iEnergizer represents and undertakes that:

(a)	It has full power and authority to enter into this Agreement and perform the Services and it has the necessary infrastructure to duly perform the Services under this Agreement.

(b)	It shall perform all the Services as per the SOWs from their offices, presently situated in Noida.

(c)	It shall render the Services and perform its obligations and duties under this Agreement accurately and in accordance with instructions, specifications, procedures, standards, guidelines, timeframe, if any as are issued from time to time, by HS18 for the performance of the Services to the satisfaction of HS18.

(d)	It shall provide at its own cost all necessary infrastructures in terms of office space and basic hardware including necessary communications equipment, and IT support resources, to provide the services.

(e)	It shall be responsible for its corporate and personnel taxes if any, and shall indemnify and hold harmless HS18 for any liability in this connection.

(f)	iEnergizer shall be responsible for ensuring that all persons engaged by iEnergizer to provide services to HS18 shall abide by the applicable security rules, guidelines, policies & procedures of HS18 and also maintain quality standards of services at all times during the performance of the services.

(g)	iEnergizer shall provide necessary support at its own cost for regular upkeep and maintenance of all IT, Telephony and other equipment, earmarked for delivery of services covered under this MSA.

(h)	Further it shall provide IT uptime as agreed under the SLAs, along with necessary recompense as mutually agreed, for loss of Services directly attributable to IT downtime / due to infrastructure within iEnergizer’s control. For this purpose both parties shall agree the boundaries of control both for IT connectivity as well as for Telephony.

(i)	iEnergizer shall provide necessary reports at an agreed interval to HS18 in support of its IT uptime performance.

(j)	iEnergizer shall provide reports pertaining to the efficiency and Quality of performance of all services delivered for all SoWs covered under this MSA, as delineated in each SOW respectively.

(k)	iEnergizer agrees to permit HS18 to conduct periodic Process Reviews of its services delivered from iEnergizer’s premises from time to time. iEnergizer agrees to provide necessary access to only relevant data and files associated with the delivery of HS18 Services, or created in the process of delivery of such Services covered under this Agreement. iEnergizer agrees to ensure necessary actions / corrections are implemented, within agreed timelines of being intimated of any Process deviation identified and shared in writing, during such Review.

3.2	iEnergizer shall ensure to strictly comply with the understanding between the parties during the tenure of this agreement and to ensure that all statutory / regulatory / judicial compliance(s) are met as per the laws of the land.

3.3	iEnergizer acknowledges that all customer data generated clue to Services shall be the property of the HS18. All Intellectual Property Rights in or to the customer data shall vest in HS18 unconditionally and immediately upon their creation.

Article 4

Independent Contractor and Employees of the Service Provider

4.1.	Nothing herein shall be deemed to create any partnership, joint venture between HS18 and iEnergizer or their representatives and employees and nothing herein shall be deemed to confer on any party any authority to incur any obligation or liability on behalf of the other party. iEnergizer is an independent contractor and not an employee or authorised representative of HS18. iEnergizer undertakes that it shall not represent itself as an associate or agent of HS18 to any person, in any manner and shall not undertake any obligation or liability in the name of or on behalf of HS18.

4.2.	Nothing in this agreement shall by implication or expression be taken to mean or imply that any of the persons employed, engaged by iEnergizer for rendering the Services, are the employees of HS18 or engaged by HS18.

4.3.	All employees, workers, consultants and the like engaged by iEnergizer to render the Services to HS18 shall be in the sole employment of iEnergizer and iEnergizer shall be solely responsible for their salaries, wages, remunerations and/ or, any other statutory or other payments and the like. Under no circumstances shall HS18 be liable for any payment or claim or compensation (including but not limited to compensation on account of injury, death, termination) of any nature to such employees, workers, and consultants at any point of time during the currency of this Agreement or even after its termination.

4.4.	iEnergizer undertakes that it shall fulfill and comply with all the requirements of statutory provision including Minimum Wages Act, Payment of Wages Act, Contract Labour (Regulation & Abolition) Act and other laws and contractual obligations applicable to it in respect of the employees, workers, consultants and the like engaged by iEnergizer for providing the Services to HS18 or otherwise at his own risk and cost and HS18 shall not be liable for the same in any manner whatsoever. iEnergizer agrees that each month when invoice for services are raised it shall certify that it has abided by all applicable labour and other laws relevant to the provision of such services and in this regard iEnergizer shall provide photocopies of fulfillment of all statutory obligations to HS18.

4.5.	In the event HS18 notifies iEnergizer that it is not satisfied with any of the persons, employees, workers, consultants and the like, engaged by iEnergizer for providing the Services to HS18, or if HS18 has reason to believe that a person/s engaged by iEnergizer to provide services to HS18 are not abiding by the applicable HS18 security rules, guidelines, policies & procedures, then iEnergizer shall immediately replace such person/s to the satisfaction of HS18. iEnergizer undertakes to keep and hold HS18 harmless and indemnified in this regard in all respects.

4.6.	iEnergizer shall maintain all requisite records, registers, account books etc. which are obligatory under any applicable law in connection with the Services being rendered to HS18 and shall provide such information as may be required under any law to any authority.

4.7.	Neither party shall employ or offer to employ any employee of the other party during the Term of this Agreement and six months thereafter, provided such employee was assigned an assignment as part of the services rendered under this Agreement.

4.8.	iE shall ensure access to floors used for delivering services covered under this MSA are access controlled and access is limited to personnel officially and directly associated with the delivery of services agreed under this MSA. No un-authorised access will be allowed to these floor/s.

Article 5

Confidentiality

5.1	iEnergizer shall keep strictly confidential all information and details including but not limited to accounts, business plans, quarterly analysis reports, data, details, Customer database, manuals and all other documents disclosed to iEnergizer or which comes into the knowledge of iEnergizer under this agreement, or which iEnergizer shall become privy to, in the process of delivering any service covered under this Agreement. iEnergizer will cause all employees appointed by it to carry out the purpose of this agreement to execute appropriate confidentiality agreements to protect the rights of HS18 and HS18’s Customer database.

iEnergizer shall promptly notify HS18 of any unauthorized use and take all appropriate steps that are necessary to recover the confidential information of HS18 and to prevent subsequent unauthorized use or dissemination of the Confidential information including availing of action seizure and injunctive relief.

iEnergizer shall not copy the information, data including Customer data, etc., without HS18’s prior written approval. iEnergizer will not translate, modify, adapt, de-compile, disassemble the information, data, etc., except as specifically agreed to by HS18. Where such permission is granted, iEnergizer agrees to use the permitted data solely for the purpose and time, for which it is originally requested.

5.2	iEnergizer also agrees that it shall not, without HS18’s prior written consent, disclose or allow to be disclosed such confidential information to any one, except to its relevant officers and employees and then only to such extent as may be necessary for the performance of iEnergizer’s obligations under this Agreement. In this regard, iEnergizer shall execute back to back confidentiality agreements with such employees and relevant officers. iEnergizer shall not, implicitly or explicitly, disclose any information, including, but not limited to, details of its services for HS18 to any person, entity or group, for any purpose. This shall cover any and all references to the Brand HomeShop18 or any representative manifestation of its services for, or its relationship with HS18, in any of iEnergizers publicity or Sales materials both print and electronic.

5.3	iEnergizer agrees to abide with the Confidentiality, Security and Contingency provisions as enumerated in Annexure A.

5.4	During the term of this agreement and for a period of 12 months from the date of expiration or termination of this agreement, iEnergizer shall not disclose or use the information they are privy to without obtaining the prior written approval/consent of the HS18 except as provided in this agreement. Both Parties shall develop and implement such procedures as may be required to prevent the intentional or negligent disclosure to third parties of the confidential information communicated to each other.

Nothing in this agreement shall prevent the disclosure by either party or their employees of confidential information that:

5.4.1	Prior to the transmittal to each other was of general public knowledge.

5.4.2	Becomes, subsequent to the time of transmittal to each other a matter of general public knowledge, otherwise than as a consequence of a breach by each party of any obligation under this agreement.

5.4.3	Is made public by the parties on their own.

5.4.4	Was in the possession of either of the parties in documentary form prior to the time of disclosure thereof to the other party and is held by either of them free of any obligation of confidence to each other or any third party; or

5.4.5	Is received by either party in good faith from a third party having the right to disclose it, who, to the best of either party’s knowledge, did not obtain such information from HS18 and who imposes no obligation of secrecy on the parties with respect to such information.

5.4.6	Is compelled to reveal under any order or direction from judicial or quasi-judicial authority, provided that the party who is under such compulsion to reveal the information shall promptly inform the other party of its compulsion aforesaid and provide all assistance in obtaining a protective order preventing or limiting the disclosure and such disclosure shall not be more than what may be necessary for compliance of such order or direction.

5.5	Both the parties agree and undertake that their officers, employees, personnel, agents (hereinafter collectively referred to as “personnel”) shall hold all proprietary information in confidence and in particular shall:

a	Not use or permit or enable any person to use any of the proprietary information in any way other than for the purpose of this agreement.

b	Not disclose or divulge any proprietary information to any person not authorised by the parties and shall limit access to the proprietary information to only to such of their personnel as need to know the same for the furtherance of this agreement.

c.	Not to make or have made nor retain, nor permit the making or retention of any copy or record howsoever created (i.e. duplicate copy, photocopy, facsimile, magnetic, electronic copy etc) of any of the proprietary information other than may be required for performance of service, duties and obligations under this agreement.

d.	Take all necessary actions to protect the proprietary information against misuse, loss, destruction, deletions or alterations;

e.	Not to use or permit to use of the proprietary information in any way which may be harmful to or against the best of the interest of the other party;

f.	Not to, either directly or indirectly, commercially exploit the proprietary information of each other for economic or other benefits; and notify each other promptly of any unauthorised or improper use or disclosure of the proprietary information.

Article 6

Right to Access

6.1	HS18 shall at all times during working hours with proper notice to iEnergizer have access to all data and documentation dealing with all processes, and quality performance in respect of services provided by iEnergizer to HS18 for the purpose of assessing the quality and efficiency of the Services being provided.

Article 7

Indemnification

7.1	Each Party (‘Indemnifying Party’) will defend, indemnify and hold the other (‘Indemnified Party’) harmless from and against all losses, damages or costs arising out of or resulting from the following: (i) any action by a third party against Indemnified Party that is based upon any claim that the possession or use of any material supplied by the Indemnifying Party in connection with the Services under this Agreement infringe a patent, copyright or other proprietary right or violate a trade secret of such third party; and (ii) any action that is based upon any negligent act or omission or willful misconduct of the Indemnifying Party including claims for failure to enter data properly, death, personal injury or damage to any property arising out of the use or possession of Indemnifying Party’s materials in connection with the services. PROVIDED the Indemnified Party promptly notifies the Indemnifying Party of such claim, gives the Indemnifying Party complete and sole control of the defense or settlement of such claim and the Indemnified Party gives to the Indemnifying Party reasonable co-operation, assistance and information in connection with the defense and/or settlement of such claim.

Article 8

Sub-Contracting

8.1	iEnergizer shall itself perform the Services and all obligation and duties under this Agreement. Except with the prior written consent of the other party, neither the benefit nor the burden of this Agreement shall be assignable by either of the parties save that HS18 may assign or transfer its rights and obligations under this Agreement to any entity which acquires all or substantially all of HS18’s operating assets or into which HS18 is merged or reorganized pursuant to any merger or reorganization.

8.2	iEnergizer shall itself perform its services, obligations and duties under this Agreement, provided that in case iEnergizer requires the assistance of some other specialized agency or to engage some other agency, such agency may be engaged only with the prior written approval of HS18 and in any event such agency shall be absolutely accountable only to iEnergizer and iEnergizer shall be absolutely responsible and accountable to HS18, and fully liable for such agency’s acts and omissions

8.3	HS18’s approval to such sub-contract shall not create any relationship between HS18 and the sub-contractor nor shall it discharge iEnergizer from its responsibilities for performance of the Services in its entirety. iEnergizer shall be absolutely responsible and liable for all acts and omissions of such sub-contractor and shall always keep and hold HS18 harmless and indemnified in respect of any damages, costs or expenses incurred or suffered by HS18, which arise from any act or omission of such sub-contractor.

Such sub-Contractor shall be obliged to protect HS18 interest, and information that may be required to be shared by iEnergizer for the purpose of such sub-contracting. The sub-Contractor shall operate under a similar agreement with iEnergizer such that no other clause, in full or in part, agreed under this Agreement, or any subsequent amendments or addendums, are compromised.

Article 9

Term and Termination

9.1	This agreement is valid and effective for 36 months commencing on 20th Dec, 2010 till 19th Dec, 2013, unless cancelled by either party by giving written notice of 60 days.

9.2	HS18 may terminate this Agreement by giving 60 days notice in writing without assigning any reason thereof.

9.3	iEnergizer shall have the right to terminate the agreement by giving 60 days prior notice in writing to HS18, without assigning any reason thereof, from the proposed date of termination.

9.4	In the event of termination of this Agreement, iEnergizer shall refund any advance payments made by HS18 or subject to prior written consent from HS18, render such services against which the payment was made and shall immediately return all documents and materials belonging to HS18. HS18 shall make the payment of all the outstanding amount to them as of the date of termination within 15 days of date of termination.

9.5	Notwithstanding anything stated elsewhere in this Agreement, if either party commits breach of any of the terms or conditions of this Agreement, a written notice may be served upon the party committing such breach by the other party and in case the breach is not rectified within a period of thirty days from the date of receipt of the notice by the party committing the breach, then the party giving such notice shall be entitled to terminate this Agreement forthwith without prejudice to its other rights.

9.6	All notices under this clause shall be in writing and delivered either personally, or by registered post acknowledgement due or by speed post at the address set forth on the first page of this agreement. It may also be delivered at such other address, which shall be notified in writing under acknowledgement by either party to the other.

Article 10

Arbitration and Governing Laws

10.1	All dispute or difference arising between the Parties as to the effect, validity or interpretation of this Agreement or as to their rights, duties or liabilities there under, failing amicable resolution through mutual negotiations/mediation, shall be referred to and settled by arbitration by mutually appointed sole arbitrator. The arbitration proceedings shall be held in accordance with the Indian Arbitration and Conciliation Act, 1996 or any subsequent enactment or amendment thereto. The decision of the arbitrator shall be final and binding upon the parties. The venue of arbitration proceedings shall be New Delhi.

10.2	This Agreement shall be construed in accordance with the applicable laws of India. Any or all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the court of New Delhi/Delhi only.

Article 11

Limitation of Liability

11.1.

In no event shall iEnergizer or HS18 be liable to one another for any special, incidental, indirect or consequential damages (including without limitation, lost profits or business) of any kind, regardless of the form of action (whether in contract, tort or otherwise), arising out of or related to this agreement, even if the defaulting party is informed in advance of the possibility of such damages except for any liability under article 3.1(h) and 7.1 above. Only in such cases, the total liability of either party to the other arising out of or related to this agreement and the services rendered in terms hereof, shall not exceed the actual damage incurred by such party.

Article 12

Force Majeure

12.1.	If the fulfillment of this Agreement or of any obligation of any party hereof is prevented, restricted or interfered with by reason of fire, explosion, strike, accident, epidemic, cyclone, earthquake, floods, war, revolution, civil unrest, riots, embargo, or by law, order, proclamation, regulation or ordinance of any government, central, state, local or any subdivision thereof, or any cause beyond the reasonable control of the party affected, the party so affected, upon giving notice thereof , if it is possible to do so, to the other party setting out particulars, shall be excused from fulfilling its obligations to the extent prevented, delayed or interfered with for the period that force Majeure conditions persist, except that should the Force Majeure continue for a period in excess of 30 days, either party may terminate this agreement without any liability to the other. iEnergizer shall however be entitled to receive payment of the Service fees for all the services already rendered by it under this Agreement till such effective notice of termination.

Article 13

Miscellaneous

13.1	Nothing in this Agreement confer any right upon iEnergizer to use HS18’s trademarks, trade names, service marks or brand names or other Intellectual property rights.

13.2	This Agreement shall constitute the entire agreement between HS18 and the iEnergizer with respect to the subject matter hereof, and shall supercede all prior understandings, if any, between the Parties concerning the subject hereof.

13.3	No amendments to the Agreement shall be valid unless executed in writing and signed by both Parties.

13.4	Any notice or notification in connection with this Agreement shall be in writing, delivered either personally, register post acknowledgement due or speed post and any notice or other written communication pursuant hereto shall be addressed to HS18 or iEnergizer at their respective addresses mentioned herein below or to such address as may be notified by the concerned party to the other party in accordance with the provisions of this clause.

iENERGIZER

Attention:	Mr. Adarsh Agarwal
iEnergizer IT Services Private Limited
A-37, Sector—60, Noida—201 301
Uttar Pradesh, India
Tel: +91-120-6688000

HS18

Attention:	Mr. Raman Gulati
TV18 Home Shopping Network Limited
7th Floor, FC-24,
Sector 16A, Film City,
Noida 201 301, Uttar Pradesh
Tel: +91-120-469 1600

IN WITNESS WHEREOF the parties have hereunto executed this agreement the day and year first hereinabove written.

For and behalf of iEnergizer IT Services Private Limited	For and behalf of TV18 Home Shopping Network Limited

Name: /s/ Adarsh Kumar	Name: /s/ Raman Gulati

Signed by Managing Director	Signed by Director Operations

Date:	Date:

Witnesses: /s/ Himani Matta	Witnesses: /s/ NAND KISHORE

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ANNEXURE A

CONFIDENTIALITY, SECURITY AND CONTINGENCY

•	iEnergizer to maintain strict confidentiality for all databases provided by HS18.

•	Under no circumstances, iEnergizer should print hard copies of HS18’s database or customer information.

•	iEnergizer to delete HS18 databases once the telecalling activity for that particular database is over.

•	iEnergizer to deactivate the floppy drives, Disc drives and all and any external storage output device capable port on the computers through which the database is accessed.

•

iEnergizer shall ensure unique ownership of each user id created for delivering of Services. Further iEnergizer shall communicate immediate revocation of all access rights for any terminated, leave of absence, or transferred employee of the service provider without exception.

•	Any suspicion of misuse of HS18 data to be reported immediately to HS18 and iEnergizer will ensure that appropriate legal action is taken against such person(s).

•

iEnergizer should ensure that telecalling operators assigned to HS18 are not calling out on behalf of any other company(ies) in related business or competition. Strict monitoring would be done by iEnergizer to ensure that HS18 leads do not get passed on to any other company. In order to protect HS18’s confidentiality of its business/work, iEnergizer will ensure that there shall be an exclusive team dedicated for HS18 work. iEnergizer will ensure that all such team members, in addition to those team members who shall leave/get transferred/are terminated, undertake for the next six months not to represent or work for any other competitor for the same or similar purpose, under any circumstances whatsoever and for this purpose individual Non Disclosure Agreements will be entered into with all such team members. Further, no business of the same nature shall be carried on from or registered in the same premises. iEnergizer will also share with HS18 its own policy on data integrity before this Agreement is signed.